UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2011

Resource Capital Corp.
(Exact name of Registrant as Specified in its Charter)

Maryland	1-32733	20-2287134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

712 Fifth Avenue, 12th Floor
New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement.

On February 12, 2011, Resource TRS II, Inc. (the “Purchaser”), a wholly-owned subsidiary of the registrant, entered into a definitive agreement (the “Purchase Agreement”) to purchase 100% of the membership interests of Churchill Pacific Asset Management LLC (“CPAM”) from Churchill Financial Holdings LLC (the “Seller”).  CPAM is the collateral manager under five collateral management agreements related to collateralized loan obligations totaling approximately $1.9 billion.

Closing of the transaction is expected to take place on or about February 28, 2011 and the aggregate consideration that we will pay upon closing is $22.5 million, paid in cash.  The closing of the transaction is subject to the satisfaction or waiver of customary conditions for transactions of this type.  No break-up or similar fees are payable to the Seller if the purchase agreement is terminated.

The Purchase Agreement contains representations, warranties, covenants indemnities and other provisions customary for transactions of this type.  Pursuant to a Guaranty dated as of the date of the Purchase Agreement, the registrant has agreed to guaranty the Purchaser’s obligations under the Purchase Agreement.

A press release announcing the transaction described above is attached hereto as Exhibit 99.1.

ITEM 9.01                      Financial Statement and Exhibits.

(d)	The exhibit furnished as part of this report is identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Resource Capital Corp.

Dated: February 15, 2011	By: /s/ David J. Bryant
David J. Bryant
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX 99.1	Press Release